VOLT

2401 North Glassell
Orange, California 92865
714-921-8800

November 4, 2019

Nancy Avedissian
c/o Volt Information Sciences
2401 North Glassell
Orange, California 92865

Dear Nancy,

In recognition of the additional responsibilities that you have recently accepted, I am pleased to confirm your offer of a promotion with the following details.

Position
You will serve as Senior Vice President, Chief Legal Officer and Corporate Secretary, continuing to report to Linda Perneau, President and Chief Executive Officer.

Base Salary
Your base salary will increase to annual rate of Four Hundred Thousand Dollars ($400,000), effective November 4, 2019.

Annual Incentive Bonus Opportunity
You are eligible to receive an annual incentive award in accordance with, and subject to, the terms and conditions of the Company's Annual Incentive Plan (AIP). Your target bonus opportunity for fiscal year 2020 is 60% of your base salary. The Volt AIP performance criteria will be provided under separate AIP letter for FY 2020.

Equity Based Compensation
You are eligible to receive equity-based compensation in the amount of 80% of base salary, subject to the terms and conditions of the Company's Long-Term Incentive Plan.

Previous Agreements
Please note that, other than the information documented in this letter, all other terms of your employment remain unchanged per your original employment agreement.

Please sign and return one copy of this letter to confirm your receipt, understanding and agreement with the terms.

Thank you for your commitment to Volt, and I look forward to your continued contributions.

Sincerely,

November 4, 2019

Linda Perneau
President & CEO

Date

I confirm my receipt, understanding and agreement with the terms of this Letter.

Nancy Avedissian

11-4-19
Date